WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

(Milwaukee, Wisconsin---April 29, 2010)  Weyco Group, Inc. (NASDAQ:WEYS) today announced financial results for the quarter ended March 31, 2010.

Net sales for the first quarter were $61.0 million, an increase of 4% from 2009 sales of $58.9 million.  Net earnings for the quarter were $3.9 million, up from $2.5 million in 2009.  Diluted earnings per share were $.34 per share in 2010 as compared with $.22 per share in the first quarter of 2009.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $44.7 million for the first quarter of 2010, compared with $46.4 million in 2009.  Wholesale sales were $44.1 million in the first quarter of 2010, down from $45.6 million in 2009.   Licensing revenues were $580,000 in 2010 and $750,000 in 2009.  Wholesale net sales of Stacy Adams footwear were up 6%, while sales of the Nunn Bush and Florsheim brands were down 12% and 3%, respectively.  The decrease in sales of Nunn Bush product this quarter was primarily due to lower sales this year in the off-price trade channels.

Net sales in the North American retail segment, which include sales from the Company’s 36 Florsheim retail stores in the United States and its Internet business, were $5.3 million in the first quarter of 2010, compared with $5.2 million in 2009. There were the same number of domestic retail stores in the first quarter of 2010 as in the same period of 2009.

Other net sales, which include the wholesale and retail sales of Florsheim Europe and Florsheim Australia, were $11.1 million in the first quarter of 2010, compared to $7.3 million in 2009.  The increase in net sales for these entities resulted mainly from the acquisition of the majority interest in Florsheim Australia on January 23, 2009.  Accordingly, the Company’s first quarter 2009 consolidated financial statements only reflected the results of Florsheim Australia from January 23 through March 31, 2009, while 2010 included Florsheim Australia’s operations for the entire first quarter. Additionally, Florsheim Europe’s and Florsheim Australia’s 2010 net sales also benefited from foreign exchange rate changes.

Operating earnings for the first quarter of 2010 were $5.4 million, up from $3.3 million in 2009.  As a percent of sales, operating earnings were 8.9% in 2010 and 5.7% in 2009. The increase in earnings from operations was attributable to higher North American wholesale gross earnings this year and increased earnings from our Florsheim Australia business resulting from the additional 23 days of operations included in this year’s results. In the North American wholesale segment, the increased gross earnings were due to higher selling prices on select products, an overall reduction this year in sales to off-price retailers, and cost reductions achieved within our supply chain.

“We are pleased to report improved operating results for the first quarter,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group.  “We felt positive momentum this quarter, which we hope will continue as we move through the balance of 2010.”

On April 21, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $.16 per share to all shareholders of record on June 1, 2010, payable July 1, 2010.  This represents an increase of 7% above the previous quarterly dividend rate of $.15 per share.

Weyco Group will host a conference call on April 30, 2010, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail.  To participate in the call please dial 888-713-4213 or 617-213-4865, referencing passcode #84217103, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #90128807.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams.  The Company’s products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and the Far East.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.   Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	For the Quarter Ended March 31,
	2010	2009
	(In thousands, except per share amounts)

Net sales	$61,039	$58,908
Cost of sales	37,630	39,217
Gross earnings	23,409	19,691

Selling and administrative expenses	17,968	16,357
Earnings from operations	5,441	3,334

Interest income	498	452
Interest expense	(1)	(23)
Other income and expense, net	133	(94)

Earnings before provision for income taxes	6,071	3,669

Provision for income taxes	2,090	1,310

Net earnings	3,981	2,359

Net earnings (loss) attributable to noncontrolling interest	124	(145)

Net earnings attributable to Weyco Group, Inc.	$3,857	$2,504

Weighted average shares outstanding
Basic	11,291	11,279
Diluted	11,494	11,483

Earnings per share
Basic	$0.34	$0.22
Diluted	$0.34	$0.22

Cash dividends per share	$0.15	$0.14

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$25,154	$30,000
Marketable securities, at amortized cost	4,255	3,954
Accounts receivable, net	42,119	33,020
Inventories	31,969	40,363
Prepaid expenses and other current assets	3,395	3,922
Total current assets	106,892	111,259

Marketable securities, at amortized cost	47,568	42,823
Deferred income tax benefits	2,128	2,261
Other assets	13,603	13,070
Property, plant and equipment, net	26,601	26,872
Trademark	10,868	10,868
Total assets	$207,660	$207,153

LIABILITIES & EQUITY:
Accounts payable	5,939	9,202
Dividend payable	1,694	1,693
Accrued liabilities	7,684	7,846
Accrued income taxes	1,877	1,241
Deferred income tax liabilities	369	295
Total current liabilities	17,563	20,277

Long-term pension liability	18,938	18,533

Common stock	11,342	11,333
Capital in excess of par value	17,366	16,788
Reinvested earnings	148,311	146,241
Accumulated other comprehensive loss	(10,086)	(10,066)
Total Weyco Group Inc. equity	166,933	164,296
Noncontrolling interest	4,226	4,047
Total equity	171,159	168,343
Total liabilities and equity	$207,660	$207,153

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$3,981	$2,359
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	704	707
Amortization	22	27
Deferred income taxes	66	(174)
Net foreign currency transaction (gains) losses	(135)	-
Stock-based compensation	285	219
Pension expense	813	712
Increase in cash surrender value of life insurance	(138)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(8,989)	(7,484)
Inventories	8,578	11,866
Prepaids and other current assets	206	1,040
Accounts payable	(3,290)	(3,689)
Accrued liabilities and other	(732)	(784)
Accrued income taxes	632	1,376
Net cash provided by operating activities	2,003	6,040

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses	-	(9,320)
Purchases of marketable securities	(6,448)	(65)
Proceeds from maturities of marketable securities	1,380	2,135
Purchases of property, plant and equipment	(385)	(383)
Net cash used for investing activities	(5,453)	(7,633)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from noncontrolling interest	-	1,314
Cash dividends paid	(1,700)	(1,589)
Shares purchased and retired	(90)	(1,271)
Proceeds from stock options exercised	152	12
Net borrowings under revolving credit agreement	-	3,425
Income tax benefits from share-based compensation	154	4
Net cash (used for) provided by financing activities	(1,484)	1,895

Effect of exchange rate changes on cash	88	-

Net (decrease) increase in cash and cash equivalents	(4,846)	302

CASH AND CASH EQUIVALENTS at beginning of period	$30,000	$11,486

CASH AND CASH EQUIVALENTS at end of period	$25,154	$11,788

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$1,903	$124
Interest paid	$-	$19